Draft of September 31, 1996

               CORNING/CCL SPIN-OFF TAX INDEMNIFICATION AGREEMENT

                  This SPIN-OFF TAX INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into this __ day of ______, 1996, by and among CORNING INCORPORATED, a New York corporation ("Corning") and CORNING CLINICAL LABORATORIES INC., a Delaware corporation ("CCL").

                                   WITNESSETH

                  WHEREAS, Corning is the common parent of an affiliated group of corporations within the meaning of Code1 Section 1504 which includes CCL;

                  WHEREAS, Corning has determined to effect the Distributions pursuant to a Transaction Agreement (the "Transaction Agreement") dated of even date herewith;

                  WHEREAS, the IRS has issued the IRS Ruling which states the tax treatment of the Distributions and the Other Transactions; and

                  WHEREAS, the parties hereto are entering into this Agreement to indemnify Corning as hereinafter provided in the event the Distributions or the Other Transactions fail to qualify for the tax treatment stated in the IRS Ruling due to actions by CCL.

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                    ARTICLE 1: Representations and Covenants

                  SECTION 1.01. Representations. (a) CCL has reviewed the materials submitted to the IRS in connection with the IRS Ruling and, to the best of CCL's knowledge, these materials, including, without limitation, any statements and representations concerning CCL, its business, operations capital structure and/or organization, are complete and accurate in all material respects. CCL shall, and shall cause each member of the CCL Group, to comply with each such representation and statement concerning CCL and the CCL Group made in the materials so submitted, the IRS Ruling and any subsequent IRS ruling, including without limitation, statements as to the creation, funding and operation of employee compensation plans by CCL. With respect to any representation or statement made by or on

-------

1 Capitalized terms not defined herein have the meaning given to them in Annex
A.

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behalf of CCL in connection with the IRS Ruling and any subsequent IRS ruling and to the extent such representation or statement relates to future actions or events under their control, neither CCL nor any member of the CCL Group will take any action during the Restricted Period that would have caused such representation or statement to be untrue if CCL had planned or intended to take such action at the time such representation or statement was made by or on behalf of CCL.

                  (b) CCL hereby represents and warrants to Corning that CCL has no present intention to undertake any of the transactions set forth in Section
1.02 (a) (iii) or to cease to engage in the active conduct of the trade or business (within the meaning of Section 355(b)(2) of the Code) of providing clinical laboratory testing services.

                  SECTION 1.02. Covenants. (a) CCL covenants and agrees with Corning that during the Restricted Period:

                  (i) CCL will continue to engage in the clinical laboratory testing business in the U.S. and will continue to maintain in the U.S. a substantial portion of its assets and business operations as they existed prior to the Distributions, provided that the foregoing shall not be deemed to prohibit CCL from entering into or acquiring other businesses or operations which may or may not be consistent with its business and operations as they existed prior to the Distributions so long as CCL continues to engage in such clinical business in the U.S. and continues to so maintain such substantial portion in the U.S.;

                  (ii) CCL will continue to manage and to own (A) directly assets which represent at least fifty percent (50%) of the Gross Assets which CCL managed and owned directly immediately after the Distributions, and (B) directly or indirectly through one or more entities, assets which represent at least 50% of the Gross Assets which CCL owned indirectly through one or more entities immediately after the Distributions;

                  (iii) except as provided in Section 1.02(c), neither CCL, nor any of its Affiliates nor any of their respective, directors, officers or other representatives will undertake, authorize, approve, recommend, permit, facilitate, or enter into any contract, or consummate any transaction with respect to: (A) the issuance of CCL Common Stock (including options, warrants, rights or securities exercisable for, or convertible into, CCL Common Stock) in a single transaction or in a series of related or unrelated transactions or otherwise or in the aggregate which would exceed (or could exceed if any such options, warrants or rights were exercised or such securities were converted) fifty percent (50%) when expressed as a percentage of the outstanding shares of CCL Common Stock immediately following the Distributions; (B) the issuance of any class or series of capital stock or any other instrument (other than CCL Common Stock and options, warrants, rights or securities exercisable for, or convertible into, CCL Common Stock) that would constitute equity for federal tax purposes (such classes or series of capital stock and other instruments being referred to herein as "Disqualified CCL Stock"); (C) the issuance of any options, rights, warrants, securities or

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similar arrangements exercisable for, or convertible into, Disqualified CCL
Stock; (D) any redemptions, repurchases or other acquisitions of capital stock or other equity interests in CCL in a single transaction or a series of related or unrelated transactions, unless such redemptions, repurchases or other acquisitions (1) satisfy the following requirements: (a) there is a "sufficient business purpose" (within the meaning of Section 4.05(1)(b) of Revenue Procedure 96-30) for the transaction, (b) the stock to be purchased, redeemed or otherwise acquired is widely held, (c) the stock purchases or other acquisitions will be made on the open market, and (d) the amount of stock purchases, redemption, or other acquisitions in a single transaction or in a series of related or unrelated transactions will not exceed an amount of stock representing twenty percent (20%) of the outstanding stock of CCL immediately following the Distributions; or (2) are made in connection with employee equity compensation plans of CCL and do not result, individually or in the aggregate, in the acquisition of more than ten percent (10%) of the voting power in respect of the outstanding stock of CCL immediately following the Distributions, (E) the dissolution, merger , or complete or partial liquidation of CCL or any announcement of such action; or (F) the waiver, amendment, termination or modification of any provision of the CCL Rights Plan in connection with, or in order to permit or facilitate, any acquisition or proposed acquisition of Beneficial Ownership of capital stock or other equity interest in CCL.

                  (b) In addition to the other representations, warranties, covenants and agreements set forth in this Agreement, CCL and the CCL Group will take, or refrain from taking, as the case may be, such actions as Corning may reasonably request during the Ruling Period as necessary to insure that the Distributions and the Other Transactions qualify for the tax treatment stated in the IRS Ruling, including, without limitation, such actions as Corning determines may be necessary to obtain and preserve the IRS Ruling or any subsequent IRS ruling on which the parties can rely. Without limiting the generality of the foregoing, CCL and the CCL Group shall cooperate with Corning if Corning determines to obtain additional IRS rulings pertaining to whether any actual or proposed change in facts and circumstances affects the tax status of the Distributions or the Other Transactions.

                  (c) Following the six-month anniversary of the Distribution Date, CCL and its Affiliates may take any action or engage in conduct otherwise prohibited by Section 1.02 so long as prior to such action or conduct, as the case may be, Corning or CCL receives (A) a ruling from the IRS in form and substance reasonably satisfactory to Corning and upon which Corning can rely to the effect that the proposed action or conduct, as the case may be, will not cause the Distributions or the Other Transactions to fail to qualify for the tax treatment stated in the IRS Ruling or otherwise to be taxable for federal income tax purposes, or (B) an Opinion of Counsel in form and substance reasonably satisfactory to Corning and upon which Corning can rely to the effect that the proposed action or conduct, as the case may be, will not cause the Distributions or the Other Transactions to fail to qualify for the tax treatment stated in the IRS Ruling or otherwise to be taxable for federal income tax purposes.

                      ARTICLE 2: CCL Indemnity Obligations

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                  SECTION 2.01. Tax Indemnities. (a) If CCL, or another member of the CCL Group (collectively the "Indemnifying Party") shall take any action prohibited by Article 1 or shall violate a representation or covenant contained in Article 1, and either of the Distributions or any of the Other Transactions shall fail to qualify for the tax treatment stated in the IRS Ruling primarily as a result of such action or violation, then the Indemnifying Party shall (jointly or severally) indemnify and hold harmless Corning and each member of the Corning Group (collectively the "Indemnified Party") against any and all Taxes imposed upon or incurred by the Indemnified Party as a result of the failure, including, without limitation, any liability of the Indemnified Party arising from Taxes imposed on shareholders of Corning to the extent any shareholder or shareholders of Corning successfully seek recourse against the Indemnified Party on account of any such failure, or any liability for such Taxes which the Indemnified Party may assume or otherwise provide for.

                  (b) Notwithstanding anything to the contrary set forth in this Agreement, if, during the Restricted Period, any Person or Group of Affiliated Persons or Associated Persons acquires Beneficial Ownership of twenty percent (20%) or more of CCL Common Stock (or any other class of outstanding CCL stock) or commences a tender or other purchase offer for the capital stock of CCL upon consummation of which such Person or Group of Affiliated Persons or Associated Persons would acquire Beneficial Ownership of twenty percent (20%) or more of the CCL Common Stock (or any other class of outstanding CCL stock) and either of the Distributions or any of the Other Transactions shall fail to qualify for the tax treatment stated in the IRS Ruling primarily as a result of such acquisition or tender or other purchase offer; then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party against any and all Taxes imposed upon or incurred by the Indemnified Party and/or its shareholders as a result of the failure of either Distribution or the Other Transactions to so qualify.

                  (c) The Indemnified Party shall be indemnified and held harmless under Section 2.01(a) without regard to the fact that the Indemnified Party may have received a supplemental ruling from the IRS or an Opinion of Counsel as contemplated by Section 1.02(c). The Indemnified Party shall be indemnified and held harmless under Section 2.01(b) without regard to whether an acquisition of Beneficial Ownership results from a transaction which is not prohibited under Article 1.

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

                   ARTICLE 3: Calculation of Indemnity Amounts

                  SECTION 3.01. Amount of Indemnified Liability. The amount indemnified against under Article 2 ("Indemnified Liability") for a tax based on or determined with reference to income shall be deemed to be the amount of the tax computed by multiplying (i) the taxing jurisdiction's highest marginal tax rate applicable to taxable income of corporations such as the Indemnified Party on income of the character subject to tax and indemnified against under Article 2 for the taxable period in which the Distributions occur, times (ii) the gain or income of the Indemnified Party which is subject to tax in the taxing jurisdiction and indemnified against under Article 2. In the case of an Indemnified Liability attributable to a payment owed to a shareholder or shareholders of Corning, the amount of the Indemnified Liability shall be equal to the amount so owed, including without limitation, interest, costs, additions, expenses and penalties. All amounts payable under this Agreement shall be paid on an after-tax basis. If an Indemnified Liability is of a type that constitutes a deduction from income in any taxable period in determining the Indemnified Party's liability for a tax based upon or determined with reference to income, the amount of the Indemnified Liability shall be reduced by the reduction in the tax liability of the Indemnified Party.

                          ARTICLE 4: Procedural Matters

                  SECTION 4.01. General. (a) If either the Indemnified Party or the Indemnifying Party receives any written notice of deficiency, claim or adjustment or any other written communication from a taxing authority that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other party, provided that any delay by the Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent (i) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with Section 4.02 and (ii) the Indemnifying Party is materially and adversely prejudiced by such delay.

                  (b) The parties hereto undertake and agree that from and after such time as they obtain knowledge that any representative of a taxing authority has begun to investigate or inquire into either Distribution or any of the Other Transactions (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), the party obtaining such knowledge shall (i) notify the other party thereof, provided that any delay by the Indemnified Party in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent (A) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with Section 4.02 and (B) the Indemnifying Party is materially and adversely prejudiced by such delay), (ii) consult with the other party from time to time as to the conduct of such investigation or inquiry, (iii) provide the other party with copies of all correspondence with such taxing authority or any representative thereof pertaining to such investigation or inquiry, and (iv) arrange for a representative of the other party to be present at

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all meetings with such taxing authority or any representative thereof pertaining to such investigation or inquiry.

                  SECTION 4.02. Contests. (a) Provided that (i) the Indemnifying Party shall furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability and (ii) the Indemnifying Party acknowledges in writing that the asserted liability is an Indemnified Liability, the Indemnifying Party shall assume and direct the defense or settlement of any hearing, arbitration, suit or other proceeding (each a "Proceeding") commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of such liability.

                  (b) If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, the parties shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, the Indemnifying Party shall assume and direct and be responsible only for the matters relating to the Indemnified Liability.

                  (c) If at any time during a Proceeding controlled by the Indemnifying Party pursuant to Section 4.02(a) the Indemnifying Party fails to provide evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability or the Indemnified Party reasonably determines, after due investigation, that the Indemnifying Party could not pay the full amount of the Indemnified Liability, then the Indemnified Party may assume control of the Proceedings upon seven (7) days written notice.

                  (d) The Indemnifying Party shall pay all out-of-pocket expenses and other costs related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by the Indemnifying Party and/or the Indemnified Party, other than fees for attorneys, accountants, expert witnesses or other consultants retained solely by the Indemnified Party and incurred at any time during which the Indemnifying Party is controlling and directing the Proceeding in respect of which such fees are incurred. To the extent that any such expenses and other costs have been or are paid by an Indemnified Party, the Indemnifying Party shall promptly reimburse the Indemnified Party therefor.

                  (e) The Indemnifying Party shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to the Indemnified Party of receipt of notice and demand for payment), settle, compromise or conceded any portion of the Indemnified Liability without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall, on a timely basis, keep the Indemnified Party informed of all developments in the Proceeding and provide the Indemnified Party with copies of all pleadings, briefs, orders, and other written papers.

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

                  (f) Any Proceeding which is not controlled or which is no longer controlled by the Indemnifying Party pursuant to Section 4.02 shall be controlled and directed exclusively by the Indemnified Party, and any related out-of-pocket expenses and other costs incurred by the Indemnified Party, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants, shall be reimbursed by the Indemnifying Party. The Indemnified Party will not be required to pursue the claim in the federal district court, Court of Claims or any state court if as a prerequisite to such Court's jurisdiction, the Indemnified Party is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by the Indemnifying Party.

                  SECTION 4.03. Time and Manner of Payment. The Indemnifying Party shall pay to the Indemnified Party the amount of the Indemnified Liability and any expenses or other costs indemnified against (less any amount paid directly by the Indemnifying Party to the taxing authority) no less than (7) business days prior to the date payment of the Indemnified Liability is to be made by any party to the taxing authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party by written notice to the Indemnifying Party prior to the due date of such payment. If the Indemnifying Party delays making payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Penalty Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

                  SECTION 4.04. Refunds. In connection with this Agreement, should an Indemnified Party receive a refund in respect of amounts paid by an Indemnifying Party to any taxing authority on its behalf, or should any such amounts that would otherwise be refundable to the Indemnifying Party be applied by the taxing authority to obligations of the Indemnified Party unrelated to an Indemnified Liability, then such Indemnified Party shall, promptly following receipt (or notification of credit), remit such refund and any related interest to the Indemnifying Party.

                  SECTION 4.05. Cooperation. The parties shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability.

                          ARTICLE 5: General Provisions

                  SECTION 5.01. Notices. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.01) listed below:

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                  To Corning:
                           One Riverfront Plaza
                           Corning, New York  14831
                           Telecopy:
                           Attn: General Counsel

                  To CCL:
                           One Malcolm Avenue
                           Teterboro, New Jersey 07608-1070210
                           Telecopy:
                           Attn: General Counsel

                  SECTION 5.02. Miscellaneous. This Agreement, including the attachments, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with
Section 5.03. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 5.03. Waiver. The parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered by the other party or parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party or parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

                  SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Notwithstanding the previous sentence, CCL shall not assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the consent of Corning.

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                  SECTION 5.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 5.06. Governing Law and Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORNING INCORPORATED                    CORNING CLINICAL
                                           LABORATORIES INC.

By______________________________        By________________________________
Name:                                   Name:
Title:                                  Title:

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                                                        Draft of August 12, 1996

                                     ANNEX A
                                   DEFINITIONS

"Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

"Affiliated Person" shall have the meaning ascribed to such term in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

"Associated Person" shall have the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Beneficial Ownership" shall have the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"CCL Common Stock" shall mean the common stock, [$0.50] par value [with attached Preferred Stock Purchase Rights] of CCL.

"CCL Distribution" shall mean the distribution by Corning to the Corning shareholders of the CCL Common Stock.

"CCL Group" shall mean the affiliated group of corporations as defined in
Section 1504(a) of the Code of which CCL (or any successor thereto) is the common parent, excluding CPS and the other members of the CPS Group.

"CCL Rights Plan" shall mean the Preferred Share Purchase Rights Plan of CCL as governed by the Rights Agreement, dated as of __________, 1996, between CCL and ____________________, as Rights Agent.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any comparable successor legislation.

"Corning Group" shall mean the affiliated group of corporations as defined in
Section 1504(a) of the Code of which Corning (or any successor thereto) is the common parent, excluding for tax periods of the Corning Group commencing subsequent to the Distribution Date, CCL and the other members of the CCL Group and CPS and other members of the CPS Group.

"CPS Common Stock" shall mean the common stock, [$0.50] par value [with attached Preferred Stock Purchase Rights] of CPS.

"CPS Distribution" shall mean the distribution by CCL to the CCL shareholders of the CPS Common Stock.

"CPS Group" shall mean the affiliated group of corporations as defined in
Section 1504(a) of the Code of which CPS (or any successor thereto) is the common parent.

"CPS Rights Plan" shall mean the Preferred Share Purchase Rights Plan of CPS as governed by the Rights Agreement, dated as of __________, 1996, between CPS and ____________________, as Rights Agent.

"Distributions" shall mean the each of the CCL Distribution and the CPS Distribution, including any transfers relating to the CCL Distribution or the CPS Distribution.

"Distribution Date" shall mean such date as has been or hereafter will be determined by Corning's Board of Directors as the date as of which the Distributions shall be effected.

"Gross Assets" shall mean, when used with respect to a specified Person, the fair market value of such Person's assets unencumbered by any liabilities.

"Group" shall have the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"IRS" shall mean the U.S. Internal Revenue Service.

"IRS Penalty Rate" shall mean the rate of interest imposed from time to time on underpayments of income tax pursuant to Code section 6621.

"IRS Ruling" shall mean the private letter ruling (together with any supplements) issued by the IRS in respect of the Ruling Request.

"Opinion of Counsel" shall mean an opinion of independent tax counsel of recognized national standing and experienced in the issues to be addressed and otherwise reasonably acceptable to Corning, which sets forth an Unqualified Tax Opinion in form and substance satisfactory to Corning. In no event shall Corning be required to conclude that an opinion is satisfactory if there is any risk, however remote, that the transaction which is the subject of the opinion will cause either of the Distributions to be taxable to any extent under the Code.

"Other Transactions" shall mean the transactions related to the Distributions and described in Parts I through IV of the Ruling Request.

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"Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

"Restricted Period" shall mean the two year period following the Distribution Date.

"Ruling Period" shall mean the period commencing on the Distribution Date and ending on the later of (i) the third anniversary of the close of the taxable year of Corning in which the Distributions occur, and (ii) the first anniversary of the date on which there shall have expired all statutes of limitations in respect of taxable periods for which Taxes might be imposed or otherwise assessed in respect of the Distributions and the Other Transactions.

"Ruling Request" shall mean the request for rulings, as amended and supplemented, under Section 355 of the Code, as filed on behalf of Corning on June 17, 1996, in respect of the Distributions.

"Taxes" shall mean all federal, state, local and foreign gross or net income, gross receipts, withholding, franchise, transfer, estimated or other taxes or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts.

"Unqualified Tax Opinion" shall mean (a) an unqualified "will" opinion of tax counsel to the effect that a transaction does not disqualify either of the Distributions from qualifying for tax-free treatment for the shareholders of Corning and CCL and any member of the Corning Group and the CCL Group under Code section 355 and any other applicable sections of the Code, assuming that the Distributions would have qualified for tax-free treatment if such transaction did not occur. An Unqualified Tax Opinion may rely upon, and assume the accuracy of, any representations contained in any application for a letter ruling from the IRS, and any representations contained in an officer's certificate delivered by an officer of Corning, CCL or CPS to such counsel.

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